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Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in this Registration Statement on Form N-2, related Prospectus, and Statement of Additional Information of Carlyle AlpInvest Private Markets Fund for the registration of its common shares and to the incorporation by reference therein of our report dated May 30, 2024, with respect to the consolidated financial statements of Carlyle AlpInvest Private Markets Fund included in its annual report for the fiscal year ended March 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

February 28, 2025